SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                   ILOG, S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Ordinary Shares, Nominal Value FF 4 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    452360100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 452360100                 13G                       Page 2 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Oak Management Corporation
    06-0990851
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        63,067 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        63,067 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     63,067 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.45%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

CUSIP No. 452360100                 13G                       Page 3 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Oak Investment Partners VI, Limited Partnership
    06-1412578
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        63,067 shares of common stock

    (6) Shared voting power:
        Not applicable

    (7) Sole dispositive power:
        63,067 shares of common stock

    (8) Shared dispositive power:
        Not applicable

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     63,067 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.45%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 452360100                 13G                       Page 4 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Oak Associates VI, LLC
    06-1462392
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        63,067 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        63,067 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     63,067 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.45%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO-LLC
--------------------------------------------------------------------------------

CUSIP No. 452360100                 13G                       Page 5 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Oak VI Affiliates Fund, Limited Partnership
    06-1414970
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        Not applicable

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        Not applicable

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     None
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 452360100                 13G                       Page 6 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Oak VI Affiliates, LLC
    06-1414968
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        0

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        0

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     None
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO-LLC
--------------------------------------------------------------------------------

CUSIP No. 452360100                 13G                       Page 7 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Bandel L. Carano

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        63,067 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        63,067 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     63,067 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.45%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 452360100                 13G                       Page 8 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Gerald R. Gallagher

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        63,067 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        63,067 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     63,067 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.45%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 452360100                 13G                       Page 9 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Edward F. Glassmeyer

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        63,067 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        63,067 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     63,067 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.45%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 452360100                 13G                      Page 10 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Fredric W. Harman

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        63,067 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        63,067 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     63,067 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.45%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 452360100                 13G                      Page 11 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Ann H. Lamont

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        63,067 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        63,067 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     63,067 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.45%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 452360100                 13G                      Page 12 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Eileen M. More

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        63,067 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        63,067 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     63,067 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.45%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

                                                             Page 13 of 19 Pages

                                  Schedule 13G
                            Ordinary Shares, Nominal
                               CUSIP No. 452360100

Item 1(a)         Name of Issuer:

      ILOG, S.A.

Item 1(b)         Address of Issuer's Principal Executive Offices:

      9 Rue De Verdun
      94253 Gentilly, France
      and
      1901 Landings Drive
      Mountain View, California  94043

Item 2(a)         Name of Person filing:

      Oak Investment Partners VI, Limited Partnership
      Oak Associates VI, LLC
      Oak VI Affiliates Fund, Limited Partnership
      Oak VI Affiliates, LLC
      Oak Management Corporation
      Bandel L. Carano
      Gerald R. Gallagher
      Edward F. Glassmeyer
      Fredric W. Harman
      Ann H. Lamont
      Eileen M. More

Item 2(b)         Address of Principal Business Office or, if none, Residence:

      c/o Oak Management Corporation
      One Gorham Island
      Westport, CT 06880

Item 2(c)         Citizenship:

      Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)         Title of Class of Securities:

      Ordinary Shares, nominal value FF4 per share.

Item 2(e)         CUSIP Number: 452360100

Item 3      Not Applicable.

Item 4      Ownership.

      The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities are based upon 14,000,000 shares outstanding as of December 31, 1998, as reported in a recent press release of the Issuer.

      Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5      Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|

Item 6      Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      Not applicable

Item 8      Identification and Classification of Members of the Group.

      Not applicable

Item 9      Notice of Dissolution of Group.

      Not applicable

Item 10           Certification.

      Not applicable

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 16, 1999

                                    Oak Investment Partners VI,
                                    Limited Partnership

                                    By: Oak Associates VI, LLC,
                                        As General Partner

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member


                                    Oak Associates VI, LLC

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member


                                    Oak VI Affiliates Fund, Limited Partnership

                                    By: Oak VI Affiliates, LLC
                                        As General Partner

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member


                                    Oak VI Affiliates, LLC

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member

                                    OAK MANAGEMENT CORPORATION

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Name: Edward F. Glassmeyer
                                        Title: President

                                    /s/ Bandel L. Carano
                                    --------------------------------------------
                                    Bandel L. Carano

                                    /s/ Fredric W. Harman
                                    --------------------------------------------
                                    Fredric W. Harman

                                    /s/ Gerald R. Gallagher
                                    --------------------------------------------
                                    Gerald R. Gallagher

                                    /s/ Edward F. Glassmeyer
                                    --------------------------------------------
                                    Edward F. Glassmeyer

                                    /s/ Ann H. Lamont
                                    --------------------------------------------
                                    Ann H. Lamont

                                    /s/ Eileen M. More
                                    --------------------------------------------
                                    Eileen M. More

                                INDEX TO EXHIBITS

                                                                       Page
                                                                       ----

EXHIBIT A               Agreement of Reporting Persons                  18

                                    Exhibit A

      Each of the undersigned hereby agrees that the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of ILOG, S.A. has been filed on behalf of the undersigned.

Signature:

      Dated February 16, 1999

                                    Oak Investment Partners VI,
                                    Limited Partnership

                                    By: Oak Associates VI, LLC,
                                        As General Partner

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member


                                    Oak Associates VI, LLC

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member


                                    Oak VI Affiliates Fund, Limited Partnership

                                    By: Oak VI Affiliates, LLC
                                        As General Partner

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member


                                    Oak VI Affiliates, LLC

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member

                                    OAK MANAGEMENT CORPORATION

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Name: Edward F. Glassmeyer
                                        Title: President

                                    /s/ Bandel L. Carano
                                    --------------------------------------------
                                    Bandel L. Carano

                                    /s/ Fredric W. Harman
                                    --------------------------------------------
                                    Fredric W. Harman

                                    /s/ Gerald R. Gallagher
                                    --------------------------------------------
                                    Gerald R. Gallagher

                                    /s/ Edward F. Glassmeyer
                                    --------------------------------------------
                                    Edward F. Glassmeyer

                                    /s/ Ann H. Lamont
                                    --------------------------------------------
                                    Ann H. Lamont

                                    /s/ Eileen M. More
                                    --------------------------------------------
                                    Eileen M. More